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                                                                   EXHIBIT 10.71

                              EMPLOYMENT AGREEMENT

            This Agreement is made this 1st day of January, 2001, by and between AMETEK, Inc., a Delaware corporation, with its principal offices at 37 North Valley Road, Building 4, P.O. Box 1764, Paoli, Pennsylvania 19301-0801 (the "Company"), and Walter E. Blankley, an individual residing at 13023 Valewood Drive, Naples, Florida 34119 ("Mr. Blankley").

                                   WITNESSETH:

                        WHEREAS, Mr. Blankley was formerly Chief Executive Officer through September 14, 1999 and Chairman of the Board through December 31, 2000; and

                        WHEREAS, the Company desires that Mr. Blankley shall continue to provide services to the Company as a non-executive employee from January 1, 2001 to December 15, 2001 at which time his employment will terminate; and

                        WHEREAS, the Company desires to enter into a non-compete arrangement with Mr. Blankley during his period of employment and for the four years following his termination of employment;

                        NOW, THEREFORE, In consideration of the mutual covenants contained herein, the parties hereto agree as follows:

         1. Term. The Company hereby continues the employment of Mr. Blankley as a non-executive employee of the Company, and Mr. Blankley agrees to serve the Company as such, upon the terms and conditions hereof for the period commencing on January 1, 2001, until December 15, 2001 (the "Employment Period"), at which time his employment will terminate.

         2. Duties. Mr. Blankley agrees that he will work on special projects and provide advice to executive management relating to certain business matters of the Company.

         3. Compensation. The Company will pay Mr. Blankley for all services to be rendered by Mr. Blankley hereunder a salary of $8,246.00/month ($99,000/year) for the Employment Period in accordance with the customary payroll practices of the Company.

         4. Expenses. Mr. Blankley shall be entitled to reimbursement by the Company, in accordance with the Company's policies, against appropriate vouchers or other receipts for authorized travel, entertainment and other business expenses reasonably incurred by him in the performance of his duties hereunder.
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         5. Benefits. (a) During the Employment Period, Mr. Blankley will continue to participate in all non-executive plans and benefits in which he was a participant prior to January 1, 2001.

                        (b) The Company shall provide to Mr. Blankley, at the expense of the Company, continued use of his current leased automobile, for use by Mr. Blankley in connection with the performance of his duties hereunder for the Employment Period.

                        (c) The Company shall provide Mr. Blankley with the tax preparation services of Ernst & Young LLP for the Employment Period.

                        (d) Mr. Blankley will continue to be covered under the terms of the AMETEK, Inc. Supplemental Senior Executive Death Benefit.

         6. Withholding. All payments required to be made by the Company hereunder to Mr. Blankley shall be subject to the withholding of such amounts relating to taxes and other governmental assessments as the Company may reasonably determine it should withhold pursuant to any applicable law, rule or regulation.

         7. Non-Competition; Solicitation. (a) Mr. Blankley agrees that during his continued employment with the Company and for the four years following his termination of employment (the Non-Competition Period"), he will not, without the written consent of the Company, directly or indirectly, either individually or as an employee, agent, partner, shareholder, consultant, option holder, lender of money, guarantor or in any other capacity, participate in, engage in or have a financial interest or management position or other interest in any business, firm, corporation or other entity if it competes with any business operation conducted by the Company or its subsidiaries or affiliates or any successor or assign thereof, nor will he solicit any other person to engage in any of the foregoing activities. The foregoing provisions of this Section 7(a) will not prohibit the ownership by Mr. Blankley of 1% or less of any class of outstanding securities of a company, the securities of which are listed on a national securities exchange or which has 1,000 or more shareholders.

         (b) Mr. Blankley will not, at any time during the Non-Competition Period, solicit (or assist or encourage the solicitation of) any employee of the Company or any of its subsidiaries or affiliates to work for Mr. Blankley or for any business, firm, corporation or other entity in which Mr. Blankley, directly or indirectly, in any capacity described in Section 7(a) hereof, participates or engages (or expects to participate or engage) or has (or expects to have) a financial interest or management position.

         (c) If any of the covenants contained in subsection (a) or (b) of this
Section 7 is held by a court of competent jurisdiction to be unenforceable because of the duration of such provision, the activity limited by or the subject of such provision and/or the area covered thereby, then the court making such determination will construe such restriction


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so as to thereafter be limited or reduced to be enforceable to the greatest extent permissible by applicable law.

            (d) In consideration of Mr. Blankley's covenants and agreements under this Section 7, the Company will pay to Mr. Blankley the sum of $125,000 per year, payable on a quarterly basis, commencing with the first quarter of 2002 and ending with the last quarter of 2005.

            (e) The rights and obligations of the parties under this Section 7 will remain in full force and effect until fully performed. Accordingly, to the extent required, this Section 7 will survive any earlier termination of this Agreement.

            8. Death. Upon the death of Mr. Blankley during the term of this Agreement, this Agreement will terminate. Mr. Blankley's estate will be entitled to receive (a) any earned and unpaid salary accrued through the date of termination, (b) any remaining non-compete payments provided under Section 7, and (c) subject to the terms thereof, any benefits which may be due to Mr. Blankley on the date of termination under the provisions of any employee benefit plan, program or policy in which he participates.

            9. Trade Secrets, Etc. Mr. Blankley agrees that he will not, during or after the termination of this Agreement, divulge, furnish or make accessible to any person, firm, corporation or other business entity, any information, trade secrets, technical data or know-how relating to the business, business practices, methods, products, processes, equipment, clients' prices or other confidential or secret aspect of the business of the Company and/or any subsidiary or affiliate, except as may be required in good faith in the course of his employment with the Company or by law, without the prior written consent of the Company, unless such information will become public knowledge (other than by reason of Mr. Blankley's breach of the provisions hereof).

            10. Acceptance by Mr. Blankley. Mr. Blankley accepts all of the terms and provisions of this Agreement and agrees to perform all of the covenants on his part to be performed hereunder.

            11. Equitable Remedies. Mr. Blankley acknowledges and agrees that any breach of this Agreement is likely to result in irreparable injury to the Company, that monetary damages will be an inadequate remedy of such breach and that, accordingly, in addition to any other remedy that the Company may have, the Company will be entitled to enforce the specific performance of this Agreement and to seek both permanent and temporary injunctive relief in the event of any breach hereof.

            12. Entire Agreement. This Agreement constitutes the entire Agreement between the parties hereto, and there are no other terms other than those contained herein. No variation hereof will be deemed valid unless in writing and signed by the parties hereto, and no discharge of the terms hereof will be deemed valid unless by full performance of the parties hereto or by a writing signed by the parties hereto. No


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waiver by the Company, or any breach by Mr. Blankley of any provision or condition of this Agreement by him to be performed, will be deemed a waiver of a breach of a similar or dissimilar provision or condition at the same time or any prior or subsequent time.

            13. Severability. In case any provision in this Agreement is declared invalid, illegal or unenforceable by any court of competent jurisdiction, the validity and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

            14. Notices. All notices, requests, demands and other communications provided for by this Agreement will be in writing and will be deemed to have been given at the time when mailed in the United States enclosed in a registered or certified post-paid envelope, return receipt requested, and addressed to the addresses of the respective parties stated below or to such changed addresses as such parties may fix by notice:

            To the Company:
                        Mr. Frank S. Hermance
                        Chairman and Chief Executive Officer
                        AMETEK, Inc.
                        37 North Valley Road
                        Building 4
                        P.O. Box 1764
                        Paoli, PA  19301-0801

            To Mr. Blankley:
                        Mr. Walter E. Blankley
                        13023 Valewood Drive
                        Naples, Florida 34119

provided, however, that any notice of change of address will be effective only upon receipt.

            15. Successors and Assigns. This Agreement is personal in its nature and neither of the parties hereto will, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder (except for an assignment or transfer by the Company to a successor as contemplated by the following proviso); provided, however, that the provisions hereof will inure to the benefit of, and be binding upon, any successor of the Company, whether by merger, consolidation, transfer of all or substantially all of the assets of the Company, or otherwise, and upon Mr. Blankley, his heirs, executors, administrators and legal representatives.

            16. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect

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to principles of conflict of laws. Mr. Blankley irrevocably submits to the jurisdiction of, and agrees that any suit, action or other proceeding arising out of this Agreement will be brought only in, the state and federal courts located in Pennsylvania.

            17. Headings. The headings in this Agreement are for convenience of reference only and will not control or affect the meaning or construction of this Agreement.

            IN WITNESS WHEREOF, the parties hereto have hereunder set their hands and seals the day and year first above written.

                                             AMETEK, Inc.

                                             By: /s/ Frank S. Hermance
                                                     Frank S. Hermance
                                                     Chairman of the Board &
                                                     Chief Executive Officer




                                             /s/ Walter E. Blankley
                                                 Walter E. Blankley

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